Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

XTRA-GOLD REPORTS ON THE ANNUAL AND SPECIAL
MEETING OF STOCKHOLDERS

TORONTO, ONTARIO – June 14, 2011 – XTRA-GOLD RESOURCES CORP. (“Xtra-Gold” or the “Company”) – TSX: “XTG”; OTCBB: “XTGR” announced today that all proposed resolutions, as noted hereunder, were approved by more than 98% of the votes cast at the Company's annual general and special meeting (the “ASM”) of stockholders of the Company (the “Stockholders”) held on June 10, 2011. Paul Zyla, President and Chief Executive Officer commented that “I am very pleased to report that holders of approximately 56% of the issued and outstanding shares of the Company were represented at the ASM.”

The Company wishes to thank its Stockholders for their continued support, its board of directors (the “Board”) for their ongoing guidance and efforts over the past year and the entire Xtra-Gold team for their contributions and dedication to making Xtra-Gold a successful exploration company.

Election of Directors

At the ASM, the Stockholders approved the election of Paul Zyla, Richard W. Grayston, Peter C. Minuk, Robert J. Casaceli and James Schweitzer as directors of the Company to hold office for the ensuing year. Robert H. Montgomery did not stand for election as a director. The Company wishes to thank Mr. Montgomery for his contributions as a director of the Company since March 2007 and wishes him much success in his future endeavours.

Mr. Schweitzer has been employed in the investment industry in Canada, in particular, in the securities sector, in various capacities for 54 years. He has been a Registered Representative with Haywood Securities Inc. since February 2003 primarily in resource stocks.

Appointment of Auditors

The Stockholders also approved the appointment of Davidson & Company LLP as the Company's auditors and authorized the Audit Committee of the Company to fix their remuneration.

Amendments to the Articles of Incorporation

The Stockholders approved the amendments to the articles of incorporation of the Company, as set forth in the management information circular (the “Circular”).

Ratification of Amendments to the By-laws

The Stockholders ratified the amendments to the bylaws of the Company as set forth in the Circular.

Stock Option Plan

The Company’s new 10% rolling stock option plan (the “2011 Plan”), as set forth in the Circular, was approved by Stockholders at the ASM. Prior to the ASM, the 2011 Plan had been conditionally accepted for filing by the Toronto Stock Exchange (the “TSX”), subject to stockholder approval being obtained.

Appointment of Officers

At a meeting of the Board held following the ASM (the “Board Meeting”), Paul Zyla was reappointed as President and Chief Executive Officer, John C. Ross was re-appointed as Chief Financial Officer and Peter C. Minuk was re-appointed as Secretary and Treasurer by the Board to hold office for the ensuing year.

Audit Committee Appointments

At the Board Meeting, the following individuals were appointed as members of the Audit Committee of the Company to hold office for the ensuing year. Messrs. Grayston and Casaceli were reappointed as members of the Audit Committee. Mr. Grayston was also reappointed as the Chair of the Audit Committee. Mr. Schweitzer was also appointed as a member of the Audit Committee. All of the members are independent directors.

Other Board Committee Appointments

At the Board Meeting, the following individuals were appointed as members of the (i) Compensation Committee; and (ii) the Nominating and Corporate Governance Committee of the Company (collectively, the “Other Board Committees”) to hold office for the ensuing year. Messrs. Grayston and Casaceli were reappointed as members of the Other Board Committees. Mr. Grayston was also reappointed as the Chair of the Nominating and Corporate Governance Committee. Mr. Casaceli was appointed as the Chair of the Compensation Committee. Mr. Schweitzer was appointed as a member of the Other Board Committees. All of the members are independent directors.

Grant of Stock Options

At the Board Meeting, pursuant to the 2011 Plan, 108,000 stock options (the “Options”) were granted to Mr. Schweitzer at an exercise price of US$1.85 per share for a three year term expiring on June 10, 2014. The Options shall vest monthly as to 3,000 Options.

About Xtra-Gold

Xtra-Gold is a gold exploration company with a substantial land position in the Kibi greenstone belt (“Kibi Gold Belt”) located in Ghana, West Africa. The Kibi Gold Belt, which exhibits many similar geological features to Ghana’s main gold belt, the Ashanti Belt has been the subject of very limited modern exploration activity targeting lode gold deposits as virtually all past gold mining activity and exploration efforts focused on the extensive alluvial gold occurrences in many river valleys throughout the Kibi area.

Xtra-Gold holds five (5) mining leases totalling approximately 226 sq km (22,600 ha) at the northern extremity of the Kibi Gold Belt. The Company’s exploration efforts to date have focused on the Kibi Project located on the Apapam Concession (33.65 sq. km), along the eastern flank of the Kibi Gold Belt. Xtra-Gold’s Kibi Project consists of an over 5.5 km long mineralised trend delineated from gold-in-soil anomalies, geophysical interpretations, trenching and drilling along the northwest margin of the Apapam Concession.

Forward-Looking Statements

The TSX does not accept responsibility for the adequacy or accuracy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. This News Release includes certain “forward-looking statements”. These statements are based on information currently available to the Company and the Company provides no assurance that actual results will meet management’s expectations. Forward-looking statements include estimates and statements that describe the Company’s future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as “believes”, “anticipates”, “expects”, “estimates”, “may”, “could”, “would”, “will”, or “plan”. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, reclamation and capital costs of the Company’s mineral properties, and the Company’s financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: changes in general economic conditions and conditions in the financial markets; changes in demand and prices for minerals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with the activities of the Company; and other matters discussed in this news release. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on the Company’s forward-looking statements. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.

Contact Information

For further information, please contact:

Paul Zyla
Chief Executive Officer

Telephone:	416-366-4227
E-mail:	pzyla@xtragold.com
Website:	www.xtragold.com